UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    September 7, 2005

ZENITH NATIONAL INSURANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-9627	95-2702776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Califa Street, Woodland Hills, CA		91367-5021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (818) 713-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 7, 2005, the Registrant announced a three-for-two stock split to be accomplished in the form of a stock dividend.  One additional share of common stock of the Registrant will be distributed for every two shares of common stock issued and outstanding as of the record date for the stock split.  The additional shares will be distributed on October 11, 2005, to stockholders of record at the close of business on September 19, 2005.  A stockholder who would otherwise be entitled to receive a fractional share of common stock will receive in lieu thereof, cash in a proportional amount based on the closing price of the common stock on the New York Stock Exchange on the record date.

In connection with the announcement of the three-for-two stock split, the Registrant also announced that it was exiting the reinsurance business.  The Registrant does not expect to incur any material costs due to this action.  In addition, the Registrant indicated that it currently expects the net after tax loss in the third quarter from Hurricane Katrina to be about $21 million or $0.85 per share.  This initial estimate is subject to substantial uncertainty and is based on preliminary information from some ceding companies and a preliminary review of Registrant’s assumed reinsurance contracts.

In addition, on September 7, 2005, the Registrant announced that its Board had declared a regular quarterly cash dividend of $0.25 per share on its outstanding common stock.  The dividend is payable November 15, 2005, to stockholders of record at the close of business on October 31, 2005.

A copy of the Registrant’s press release relating to the foregoing is attached to this current report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed as part of this current report:

Number	Exhibit
99.1	Press Release of Zenith National Insurance Corp. dated September 7, 2005, relating to the stock split and cash dividend

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENITH NATIONAL INSURANCE CORP.

Dated: September 7, 2005	By:	/s/ Hyman J. Lee Jr.
		Name:	Hyman J. Lee Jr.
		Title:	Vice President and Secretary

Index to Exhibits

Number	Exhibit
99.1	Press Release of Zenith National Insurance Corp. dated September 7, 2005, relating to the stock split and cash dividend